Exhibit 99.1

Human Genome Sciences Reports Second Quarter 2003 Financial Results

ROCKVILLE, Md., July 29 /PRNewswire-FirstCall/ -- Human Genome Sciences, Inc. (Nasdaq: HGSI) today announced financial results for the second quarter and six-month periods ended June 30, 2003.

The Company reported a net loss of $47.4 million, or $0.37 per share, for the quarter ended June 30, 2003. This compares with a net loss of $46.5 million, or $0.36 per share, for the quarter ended June 30, 2002.

The Company reported revenues of $0.6 million for the quarter ended June 30, 2003, which were equal to the revenues reported for the same period of the previous year.

For the six months ended June 30, 2003, the Company reported a net loss of $88.7 million, or $0.69 per share. This compares with a net loss of $84.8 million, or $0.66 per share, for the year earlier period.

The Company reported revenues of $2.3 million for the six-month period ended June 30, 2003. This compares with revenues of $1.3 million for the same period of the previous year. The increase in revenues is due to a clinical milestone payment received from Human Genome Sciences’ partner, GlaxoSmithKline, related to the initiation of human clinical trials of 659032, a small-molecule inhibitor of lipoprotein-associated phospholipase A2 (Lp- PLA2), for the treatment of cardiovascular disease.

Total costs and expenses decreased slightly during the three-month and six-month periods as compared to the year-earlier periods as a result of the Company’s ongoing efforts to increase efficiency and to conserve its cash. This slight decrease was accompanied by a shift of activities from research and discovery to manufacturing and clinical development. The Company’s net loss for the three-month and six-month periods increased as a result of a decrease in interest income primarily due to declining interest rates.

At June 30, 2003, cash and short-term investments totaled $1.38 billion, including $240.5 million of restricted investments. This compares to $1.49 billion, including $205.4 million of restricted investments at December 31, 2002. The increase in restricted investments is related to lease financing arrangements for the Company’s corporate and research and development facilities, and reflects a small increase from the $240.2 million of restricted investments at March 31, 2003, due to the restructuring of real estate financings during the second quarter.

As of June 30, 2003, there were approximately 129.2 million shares of Human Genome Sciences common stock outstanding.

William A. Haseltine, Ph.D., Chairman and Chief Executive Officer, said, “Since the beginning of the second quarter, we have entered two novel human monoclonal antibody drugs into clinical development: TRAIL R-2 mAb for the treatment of cancer, and ABthrax for the prevention and treatment of anthrax infections. We also have reported significant clinical development progress for a number of our products. We continue our priority focus on cancer and immunology, as well as our later-stage product candidates.”

Steven C. Mayer, Senior Vice President and Chief Financial Officer, said, “We have continued to moderate our research, development and G&A expenses and are pleased to have restructured our capital project financings in accordance with recent guidance issued by the Financial Accounting Standards Board. These efforts reflect our determination to conserve cash while at the same time continuing to advance our drugs in clinical and pre-clinical development. We believe that the Company’s cash reserves are sufficient to cover our operating expenses over the next several years.”

HIGHLIGHTS OF THE QUARTER

PRODUCTS

Human Genome Sciences provided the following update on two products in its pipeline:

TRAIL R-2 mAb: Shortly after the close of the second quarter, Human Genome Sciences announced that it has received a clinical trial exemption (CTX) from the United Kingdom’s Medicines and Healthcare products Regulatory Agency allowing the Company to begin clinical development of an agonistic human monoclonal antibody to TRAIL Receptor-2 (TRAIL-R2 mAb). The Company now plans to proceed with a Phase 1 open-label, dose-escalating study in the United Kingdom to evaluate the safety and pharmacology of TRAIL-R2 mAb in patients with advanced tumors.

ABthrax(TM): Human Genome Sciences has initiated a Phase 1 placebo-controlled, dose-escalation clinical trial in healthy adult volunteers to evaluate the safety, tolerability and pharmacokinetics of ABthrax, a novel drug for the prevention and treatment of anthrax infections. ABthrax (human monoclonal antibody to Bacillus anthracis protective antigen) was discovered and developed by Human Genome Sciences. It has been shown to be effective in protecting against anthrax in multiple experimental models in animals. Large-scale development and manufacture of ABthrax is dependent on government funding, either under existing authority or under proposed Project BioShield legislation.

PARTNERSHIPS

Shortly after the close of the quarter, diaDexus, Inc. announced that the U.S. Food and Drug Administration (FDA) has cleared its PLAC(TM) test for marketing as a diagnostic aid for use in helping predict an individual’s risk for coronary heart disease. The PLAC test measures the level of lipoprotein-associated phospholipase A2 (Lp-PLA2) in human blood. The PLAC test was discovered through the use of Human Genome Sciences’ technology, and Human Genome Sciences is entitled to receive royalties on sales of the PLAC test. The PLAC test is the first product derived from the Company’s genomics-based research to be cleared for marketing by the FDA.

GlaxoSmithKline, a partner of both diaDexus and Human Genome Sciences, is developing a small-molecule inhibitor of Lp-PLA2, which currently is in Phase 2 clinical development for potential use as a treatment for atherosclerosis. Human Genome Sciences has received milestone payments related to the development of this compound, and is entitled to receive additional milestone payments, as well as royalties on sales. The Company also holds an option to co-promote the product in the United States, Canada, Mexico and Europe.

CAPITAL PROJECTS FINANCINGS

Human Genome Sciences has restructured financing arrangements for three capital construction projects in accordance with recent guidance issued by the Financial Accounting Standards Board (FASB). When completed, these facilities will house the Company’s expanding activities and employee base.

These restructurings have eliminated the use of special purpose entities for all of the Company’s real estate financings, and have reduced Human Genome Sciences’ maximum restricted investment requirement from approximately $541 million to approximately $295 million, which will be reached upon completion of the Company’s new Research & Development/Corporate Campus. Construction of that facility is expected to be completed by the end of 2003. Over time, the maximum amount of restricted investment may either increase or decrease depending on possible future restructuring of these leases or other financing arrangements.

ABOUT HUMAN GENOME SCIENCES

Human Genome Sciences is a company with the mission to treat and cure disease by bringing new gene-based drugs to patients.

HGS, Human Genome Sciences and ABthrax are trademarks of Human Genome Sciences, Inc.

Health professionals interested in more information about trials involving HGSI products are encouraged to inquire via the Contact Us section of the Human Genome Sciences web site, www.hgsi.com/products/request.html, or by calling us at (301) 610-5790, extension 3550.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with planned facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.

HUMAN GENOME SCIENCES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
	(dollars in thousands, except share and per share amounts)
Revenue - R&D
collaborative contracts	$ 642	$ 642	$ 2,284	$ 1,284

Costs and expenses:
Research and
development	47,787	48,703	94,080	94,290
General and
administrative	9,665	12,768	19,331	23,567

Total costs and
expenses	57,452	61,471	113,411	117,857

Income (loss) from
operations	(56,810)	(60,829)	(111,127)	(116,573)
Net interest income	9,416	14,319	22,418	31,775

Income (loss) before
taxes	(47,394)	(46,510)	(88,709)	(84,798)
Provision for income
taxes	—	—	—	—

Net income (loss)	$ (47,394)	$ (46,510)	$ (88,709)	$ (84,798)

Net income (loss) per
share, basic and diluted	$ (0.37)	$ (0.36)	$ (0.69)	$ (0.66)

Weighted average shares
outstanding, basic
& diluted	129,055,376	128,511,597	128,975,343	128,434,134

BALANCE SHEET DATA:	June 30, 2003	December 31, 2002
	(dollars in thousands)
Cash, cash equivalents and
short-term investments (a)	$1,384,936	$1,491,740
Total assets (a)	1,576,609	1,662,187
Total debt and capital lease,
less current portion	503,134	503,281
Total stockholders’ equity	1,017,660	1,100,553

(a)	Included $240,528 and $205,352 in restricted investments at June 30, 2003 and December 31, 2002, respectively.